Exhibit 10.4

TEMPUR SEALY INTERNATIONAL, INC.
AMENDED AND RESTATED 2013 EQUITY INCENTIVE PLAN
LONG-TERM INCENTIVE PLAN
2017 Performance Restricted Stock Unit Award Agreement
H. Clifford Buster, III
This 2017 Performance Restricted Stock Unit Award Agreement (this “Agreement”), dated as of September 5, 2017, is between Tempur Sealy International, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified below (the “Grantee”).

Grantee:	H. Clifford Buster, III

Number of Target Shares in Award:	100,000

Date of Award:	September 5, 2017

Designated Periods:
Any four consecutive fiscal quarters ending between (and including) March 31, 2018 and December 31, 2019 (the “First Designated Period”).
Any four consecutive fiscal quarters ending between (and including) March 31, 2020 and December 31, 2020 (the “Second Designated Period”, and together with the First Designated Period, the “Designated Periods”). Any such four consecutive fiscal quarter period is sometimes referred to as a “Four Quarter Period”.

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Award of Performance Restricted Stock Units. Pursuant and subject to the Company’s Amended and Restated 2013 Equity Incentive Plan (as the same may be amended from time to time, the “2013 EIP”) and the Company’s 2013 Long-Term Incentive Plan as amended and restated in connection with the amendment and restatement of the 2013 EIP (the “LTI Plan”), the Company grants the Grantee an award (the “Award”) for 100,000 performance restricted stock units (the “PRSUs”), each constituting the right on the terms and conditions set forth herein to a share of the Company’s common stock, par value $0.01 per share (the “Target Shares”). This Award is granted as of September 5, 2017 (the “Grant Date”) and is intended to qualify as a Qualified Performance-Based Award.

•	Rights of the PRSUs and Target Shares. The Grantee will receive no dividend equivalent payments on the PRSUs or with respect to the Target Shares. Unless and until a Final Award has been determined and the Grantee has received Target Shares in accordance with the terms and conditions described herein, the Grantee shall have none of the attributes of ownership with respect to any Target Shares.

•	Determination of Final Award
o    The Target Shares ultimately issued by the Company pursuant to the Award shall be subject to the Company’s achievement (“Performance”) of the Performance Metrics for the Award and compliance with the provisions and rules set forth on Appendix A attached hereto (the “Performance Metrics”) and incorporated herein by this reference. Any determination that Target Shares have been earned with respect to the First Designated Period or the Second Designated Period as described below is sometimes referred to as the “Final Award” with respect to such Designated Period, and the Target Shares to be issued with respect to such Designated Period are sometimes referred to as the “Shares”.
o    Within 50 days after the end of each Four Quarter Period during the First Designated Period, the Compensation Committee of the Board of Directors (the “Committee”) shall determine and certify whether the Company achieved the Minimum Performance Metrics for such Four Quarter Period, and if it did, the level of Performance Metrics achieved for such Four Quarter Period (any certification confirming achievement of the Minimum Performance Metrics is referred to as an “Achievement Confirmation”). As provided in the LTI Plan, by March 1, 2020, the Committee shall determine and certify in writing (y) whether the Company achieved the Minimum Performance Metrics for the First Designated Period and (z) if the Minimum Performance Metrics were met, based on the highest Performance Metrics achieved in any Four Quarter Period during the First Designated Period how much of the PRSUs have vested (between 66% and 100% based on the formula set forth in Appendix A) and will be issued to Grantee (with the date of such determination referred to as the “First Determination Date”). Not later than March 15, 2020, if the Company achieved the Minimum Performance Metrics for the First Designated Period, subject to Section 4 below the Company shall issue the applicable number of the Target Shares to Grantee, subject to Section 6 of this Agreement with respect to fractional shares and Section 7 of this Agreement relating to tax withholding (the date of such issuance being referred to herein as the “First Settlement Date”). As provided in Appendix A, if the Company achieves at least the Minimum Performance Metrics for the First Designated Period and accordingly issues Target Shares as described above, the remaining PRSUs that were not earned will no longer be issuable pursuant to the Performance Metrics, but will be subject to potential conversion into RSUs pursuant to Section 5.
o    If the Company achieves the Minimum Performance Metrics for the First Designated Period, then this paragraph (c) does not apply. If the Company does not achieve the Minimum

Performance Metrics for the First Designated Period, then any right to 1/2 of the Target Shares (50,000 Target Shares) based on achievement of the Performance Metrics will terminate (but these Target Shares will remain subject to conversion into PRSUs pursuant to Section 5 below, with these PRSUs, and any PRSUs no longer subject to the Performance Metrics but potentially convertible into RSUs as referred to in Section 3(b) above collectively referred to as “Deferred CofC PRSUs”), but the Grantee will still be entitled to earn up to 1/2 of the Target Shares (50,000 Target Shares) based on achievement of the Performance Metrics for the Second Designated Period. Within 50 days after the end of each Four Quarter Period during the Second Designated Period, the Committee shall determine and certify whether the Company achieved the Minimum Performance Metrics for such Four Quarter Period, and if it did, the level of Performance Metrics achieved for such Four Quarter Period (any certification confirming achievement of the Minimum Performance Metrics pursuant to this paragraph (c) is also referred to as an “Achievement Confirmation”) . As provided in the LTI Plan, by March 1, 2021 the Committee shall determine and certify in writing (y) whether the Minimum Performance Metrics for the Second Designated Period have been achieved and (z) if the Minimum Performance Metrics were met, based on the highest Performance Metrics achieved in any Four Quarter Period during the Second Designated Period how much of the remaining PRSUs have vested (between 33% and 50% of the original Target Shares based on the formula set forth in Appendix A) and will be issued to Grantee (with the date of such determination referred to as the “Second Determination Date” and together with the First Determination as “Determination Dates”). No later than March 15, 2021, if the Company did not meet the Minimum Performance Metrics for the First Designated Period but met the Minimum Performance Metrics for the Second Designated Period, subject to Section 4 below the Company shall issue the applicable number of Shares to Grantee, subject to Section 6 of this Agreement relating to fractional shares and Section 7 of this Agreement relating to tax withholding (the date of such issuance being referred to herein as the “Second Settlement Date” and together with the First Settlement Date as “Settlement Dates”). If the Company does not achieve the Minimum Performance Metrics for the Second Designated Period then all the remaining Target Shares will be forfeited, and this Agreement will terminate.
4.     Termination of Employment.
(a)    If the Grantee’s employment with the Company and its Affiliates terminates on or before December 31, 2019 for any reason, including because the Grantee’s employer ceases to be an Affiliate, the Grantee’s rights to the Target Shares payable with respect to the First Designated Period and Second Designated Period shall terminate immediately, no Shares shall be issued to Grantee and all of the Grantee’s rights to the Target Shares and any Final Award hereunder shall be forfeited; provided however that if, after the Committee has delivered at least one Achievement Confirmation with respect to the First Designated Period, the Grantee’s employment is terminated by the Company but not For Cause or the Grantee terminates employment for Good Reason or the Grantee dies or the Company terminates the Grantee’s employment due to the Grantee’s long-term disability (within the meaning of Section 409A of the Code), the Grantee shall retain rights to receive Target Shares payable hereunder with respect to the Four Quarter Periods for which Achievement Confirmations have been delivered as described above. In addition, if the Grantee’s employment with the Company or its Affiliates terminates after December 31, 2019 and on or before December 31, 2020 for any reason, including because the Grantee’s employer ceases to be an Affiliate, the Grantee’s rights to the Target Shares payable with respect to the Second Designated Period shall terminate immediately, no Shares shall be issued to Grantee and all of the Grantee’s rights to the Target Shares and any Final Award hereunder shall be forfeited; provided however that if, after the Committee has delivered at least one Achievement Confirmation with respect to the Second Designated Period, the Grantee’s employment is terminated by the Company but not For Cause or the Grantee terminates employment for Good Reason or the Grantee dies or the Company terminates the Grantee’s employment due to the Grantee’s long-term disability (within the meaning of Section 409A of the Code), the Grantee shall retain rights to receive Target Shares payable hereunder with respect to the Four Quarter Periods for which Achievement Confirmations have been delivered in the Second Designated Period as described above. In addition, notwithstanding anything herein to the contrary, if the Grantee’s employment terminates on or prior to a Settlement Date (other than due to death), no Shares shall be issued and all of the Grantee’s rights to any Final Award and any Target Shares otherwise due shall be forfeited, expire and terminate unless (i) the Company shall have received a release of all claims from Grantee in a form required by the Company (“Release and Waiver”) (and said Release and Waiver shall have become irrevocable in accordance with its terms) prior to the Settlement Date (or, if earlier, the deadline established in the form of release delivered by the Company to the Grantee for execution); (ii) the Grantee has ensured that the Company has a valid address for Grantee on file as of the end of the Settlement Date; and (iii) the Grantee shall have complied with the covenants set forth in Section 12 of this Agreement. In addition, notwithstanding the foregoing, if after the announcement of the signing of a definitive agreement for a Transaction that will also result in a Change of Control the Grantee dies or the Grantee’s employment is terminated due to long-term disability (within the meaning of Section 409A of the Code), the PRSUs that would otherwise have converted into RSUs pursuant to Section 5 had the Grantee remained employed at the date the Change of Control had occurred will, notwithstanding the preceding provisions of this Section 4, convert into RSUs on the date the Change of Control actually occurs.

(b)     Definitions. For the purposes of this Agreement:
(i)    “Change of Control” shall have the meaning set forth in the Plan, provided, that no event or transaction shall constitute a Change of Control for purposes of this Agreement unless it also qualifies as a change of control for purposes of Section 409A of the Code;
(ii)    “Employee”, “employment”, “termination of employment” and “cease to be employed”, and other words or phrases of similar import, shall mean the continued provision of substantial services to the Company or any of its Affiliates (or the cessation or termination of such services) whether as an employee or as a consultant or a director; provided that any transition from an employment relationship to a consulting or board position is approved by the Committee;
(iii)    “Employment Agreement” shall mean the Employment and Non-Competition Agreement, dated as of September 5, 2017, between Grantee and the Company, as amended and in effect from time to time;
(iv)     “For Cause” shall have the meaning given such term in the Employment Agreement;
(v)    “Good Reason” shall have the meaning given such term in the Employment Agreement.
(vi)    “Retirement” shall mean any retirement of the Grantee that the Committee determines in its sole discretion shall be treated as an “Approved Retirement” for purposes of this Agreement.
5.     Change of Control Provisions. Pursuant to, and in lieu of the provisions in, Section 9 of the 2013 EIP and subject to paragraphs (b) and (c) below, immediately upon the occurrence of a Change of Control, both the PRSUs subject to this Award that have not already become payable pursuant to Section 3(b) or Section 3(c) as a result of the applicable Determination Date (“Outstanding Unvested PRSUs”) and any Deferred CofC PRSUs shall convert to time-based vesting restricted stock units (“RSUs”, with the shares of the Company’s common stock issuable thereunder referred to as “RSU Shares”), as follows:
(a)     The Grantee shall be entitled to receive RSUs equal to the number of Outstanding Unvested PRSUs and any Deferred CofC PRSUs in lieu of any claim to a Final Award. Any RSUs shall be subject to the terms of Section 8.4(c) of the 2013 EIP in the event of any Change of Control that is also a Transaction subject to Section 8.4(c) of the 2013 EIP.

(b) If the Change of Control occurs on or after December 31, 2019 but before the First Determination Date, (i) if the Minimum Performance Metrics for the First Designated Period are determined to have been met in accordance with Section 3 and Appendix A, all or part of the Outstanding Unvested PRSUs shall become payable in accordance with Section 3(b) and any Outstanding Unvested PRSUs that did not become payable shall convert into RSUs as described above, and (ii) if it is determined that the Minimum Performance Metrics for the First Designated Period were not met, then all of such Outstanding Unvested PRSUs shall convert into RSUs and such RSUs will be issued.
(c)     If the Change of Control occurs after December 31, 2020 but before the Second Determination Date, (i) if the Minimum Performance Metrics for the Second Designated Period are determined to have been met in accordance with Section 3 and Appendix A, all or part of the Outstanding Unvested PRSUs shall become payable in accordance with Section 3(c) and no Outstanding Unvested PRSUs shall convert into RSUs as described above, and (ii) if it is determined that the Minimum Performance Metrics for the Second Designated Period were not met, then all of such Outstanding Unvested PRSUs shall terminate and be forfeited as provided in Section 3(c) and no RSUs will be issued.
(d)     None of the RSUs issued to Grantee in connection with a Change of Control pursuant to this Section 5 shall be immediately vested as of the date of such Change of Control (unless the Change of Control occurs on December 31, 2020 or as otherwise provided below). All of such RSUs shall vest on December 31, 2020 (for purposes of this Section 5, the “Vesting Date”), regardless of whether the Company has then achieved any of the Performance Metrics if the Grantee’s employment with the Company and its Affiliates continues through the period commencing on the date of the Change of Control and ending on the Vesting Date (the “Vesting Period”).
(e)    If the Grantee’s employment with the Company and its Affiliates terminates during the Vesting Period, the right to the RSUs shall be as follows:

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If the Grantee’s employment with the Company or its Affiliates is terminated by the Company For Cause or the Grantee resigns without Good Reason, including by Retirement that is not an Approved Retirement or the Grantee’s voluntary departure, the RSUs will terminate immediately, no RSU Shares shall be issued to Grantee and all of the Grantee’s rights to the RSUs and the RSU Shares hereunder shall be forfeited.

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If the Grantee’s employment with the Company or its Affiliates is terminated by the Company or an Affiliate other than For Cause, by the Grantee’s resignation for Good Reason or by reason of Grantee’s employer ceasing to be an Affiliate following a Change of Control at any time following the Change of Control, then all of the RSUs shall vest immediately, and the Grantee shall be entitled to receive all of the RSU Shares the Grantee would have been entitled to receive on the Vesting Date with respect thereto.

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If the Grantee dies or the Company or an Affiliate of the Company terminates Grantee’s employment due to Grantee’s long-term disability (within the meaning of Section 409A of the Code), then all of the RSUs shall vest and the Grantee shall be entitled to receive all of the RSU Shares with respect thereto. These RSU Shares will be issued within sixty (60) days after the date of death or termination of employment.

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In the event of Grantee’s Approved Retirement, then the number of RSUs that will vest and RSU Shares issued in connection therewith shall be pro-rated downward based on the actual number of calendar days that elapsed from the Grant Date to the date of such Approved Retirement, versus the total number of calendar days from the Grant Date to December 31, 2020; provided, however, that no RSU Shares shall be issued and all of the Grantee’s rights to the RSUs and any RSU Shares otherwise due shall be forfeited, expire and terminate unless (i) the Company shall have received a Release and Waiver (and said Release and Waiver shall have become irrevocable in accordance with its terms) prior to the 50th day following Grantee’s termination of employment and (ii) the Grantee shall have complied with the covenants set forth in Section 12 of this Agreement.

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In the event that, immediately following a Change of Control, a successor organization does not convert, replace or assume the RSUs, all of the RSUs shall immediately vest and the Grantee shall be entitled to receive all of the RSU Shares represented thereby.

(f)    In all cases, any issuance of RSU Shares upon vesting of the RSUs in accordance with this Section 5 shall be made promptly and, in any event, within twenty (20) days following the date such RSUs shall become vested. For this purpose, RSUs vesting on account of (w) a termination by the Company other than For Cause, (x) resignation by the Grantee for Good Reason, (y) Grantee’s employer ceasing to be an Affiliate following a Change of Control at any time following the Change of Control or (z) an Approved Retirement, shall be treated as vesting on the Company’s receipt of the required Release and Waiver but delivery of the RSU Shares at that time shall not obviate the need to comply with the covenants contained in Section 12 until the Covenant Termination Date (as defined in Section 12) in order to retain the RSU Shares then delivered.
(g)    The Company (or any successor organization) may require the Grantee to enter into a restricted stock unit award agreement that replaces this Agreement and reflects the terms described above.
6.    Settlement. The Final Award shall be settled by the issuance of Shares and not by payment of any cash, notwithstanding any provision of the 2013 EIP. However, the Company at its option in lieu of issuing fractional shares of stock on settlement may round up to the next whole share of stock.
7.    Withholding. Pursuant to the 2013 EIP, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy federal, state, local or other withholding tax requirements if, when, and to the extent required by law (whether so required to secure for the Company an otherwise available tax deduction or otherwise) attributable to any Final Award awarded under this Agreement, including without limitation, the award or lapsing of stock restrictions on such Final Award. The obligations of the Company under this Agreement shall be conditional on satisfaction of all such withholding obligations and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Grantee. However, in such cases the Grantee may elect, subject to any reasonable administrative procedures for timely compliance established by the Committee, to satisfy an applicable withholding requirement, in whole or in part, by having the Company withhold a portion of the Shares or RSU Shares to be issued under this Award to satisfy the Grantee’s tax obligations. The Grantee may only elect to have Shares or RSU Shares withheld having a Market Value on the date the tax is to be determined equal to the minimum statutory total withholding taxes arising upon the vesting of any Shares or RSU Shares or such higher amount approved by the Committee. If the Grantee has not submitted an election on or before the thirtieth (30) day prior to the applicable Determination Date, the Grantee shall be deemed to have elected to have shares withheld from the Shares or RSU Shares to be issued under this award to satisfy the Grantee’s tax obligation, in an amount equal to the minimum statutory total withholding taxes. All elections shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee deems appropriate. If the Company withholds a portion of the Shares as provided above and this would result in the issuance of a fractional share of stock, in lieu of issuing a fractional share the Company will pay the Grantee cash in an amount equal to the Market Value of the fractional share to be issued.
8.    Other Provisions.
(a)    This Agreement does not give the Grantee any right to continue to be employed by the Company or any of its Affiliates, or limit, in any way, the right of the Company or any of its Affiliates to terminate the Grantee’s employment, at any time, for any reason not specifically prohibited by law.
(b)    The Company is not liable for the non-issuance or non-transfer, nor for any delay in the issuance or transfer of any Shares or RSU Shares due to the Grantee upon the applicable Settlement Date with respect to any Final Award which results from the inability of the Company to obtain, from each regulatory body having jurisdiction, all requisite authority to issue or transfer shares of common stock of the Company if counsel for the Company deems such authority necessary for the lawful issuance or transfer of any such Shares or RSU Shares. Acceptance of this Award constitutes the Grantee’s agreement that the Shares or RSU Shares subsequently acquired hereunder, if any, will not be sold or otherwise disposed of by the Grantee in violation of any applicable securities laws or regulations.
(c)    The Final Award and entitlement to the Shares or RSU Shares are subject to this Agreement and Grantee’s acceptance hereof shall constitute the Grantee’s agreement to any administrative regulations of the Committee.
(d)    All decisions of the Committee upon any questions arising under the 2013 EIP and LTI Plan or under these terms and conditions shall be conclusive and binding, including, without limitation, those decisions and determinations to adjust the Award made by the Committee pursuant to the authority granted under Section 8 of the 2013 EIP.
(e)    No rights hereunder related to this Award or the Final Award shall be transferable, voluntarily or otherwise and no rights hereunder related to the underlying Target Shares or RSU Shares shall be transferable until such time, if ever, that the Shares or RSU Shares are earned and delivered.

9.    Incorporation of 2013 EIP and LTI Plan Terms. This Award is granted subject to all of the applicable terms and provisions of the 2013 EIP and the LTI Plan, including without limitation, the provisions of Section 7.7(e) and Section 8 of the 2013 EIP. Capitalized terms used but not defined herein shall have the meaning assigned under the 2013 EIP and the LTI Plan. In the event of any conflict between the terms of this Agreement and the terms of the 2013 EIP and LTI Plan, the provisions of the 2013 EIP and LTI Plan shall control. For purposes of Section 4.1 of the 2013 EIP, any Deferred CofC PRSUs and any other Awards that would still be converted into RSUs on a Change of Control will be considered as outstanding, and will be considered forfeited if a Change of Control has not occurred on or before December 31, 2020.
10.     Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of the Grantee. This Agreement may be executed in one or more counterparts all of which together shall constitute one instrument.
11.     Tax Consequences.
(a)    The Company makes no representation or warranty as to the tax treatment of this Award or the Final Award, including upon the issuance of the Shares or RSU Shares or upon the Grantee’s sale or other disposition of the Shares or RSU Shares. The Grantee should rely on the Grantee’s own tax advisors for such advice. Notwithstanding the foregoing, the Grantee and the Company hereby acknowledge that both the Grantee and the Company may be subject to certain obligations for tax withholdings, social security taxes and other applicable taxes associated with the vesting of the PRSUs or the Shares by the Grantee pursuant to this Agreement. The Grantee hereby affirmatively consents to the transfer between his or her employer and the Company of any and all personal information necessary for the Company and his employer to comply with its obligations.
(b)    All amounts earned and paid pursuant to this Agreement are intended to be paid in compliance with, or on a basis exempt from, Section 409A of the Code. This Agreement, and all terms and conditions used herein, shall be interpreted and construed consistent with that intent. However, the Company does not warrant all such payments will be exempt from, or paid in compliance with, Section 409A. The Grantee bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payments made on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.

12.    Certain Remedies.
(a)    If at any time prior to the last day of the two (2) year period after termination of the Grantee’s employment with the Company and its Affiliates (the “Covenant Termination Date”), any of the following occur:
(i)    the Grantee unreasonably refuses to comply with lawful requests for cooperation made by the Company, its Board, or its Affiliates;

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the Grantee accepts employment or a consulting or advisory engagement with (A) any Competitive Enterprise (as defined in Section 12(c)) of the Company or its Affiliates, or (B) any Significant Retailer (as defined in Section 12(d)), or the Grantee otherwise engages in competition with the Company or its Affiliates;

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the Grantee acts against the interests of the Company and its Affiliates, including recruiting or employing, or encouraging or assisting the Grantee’s new employer to recruit or employ an employee of the Company or any Affiliate without the Company’s written consent;

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the Grantee fails to protect and safeguard while in the Grantee’s possession or control, or surrender to the Company upon termination of the Grantee’s employment with the Company or any Affiliate or such earlier time or times as the Company or its board of directors or any Affiliate may specify, all documents, records, tapes, disks and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part thereof, whether or not prepared by the Grantee;

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the Grantee solicits or encourages any person or enterprise with which the Grantee has had business-related contact, who has been a customer of the Company or any of its Affiliates, to terminate its relationship with any of them;

▪	the Grantee takes any action or makes any statement, written or oral, that disparages the business, products, services or management of Company or its Affiliates, or any of their respective directors, officers, agents, or employees, or the Grantee takes any action that is intended to, or that does in fact, damage the business or reputation of the Company or its Affiliates, or the personal or business reputations of any of their respective directors, officers, agents, or employees, or that interferes with, impairs or disrupts the normal operations of the Company or its Affiliates; or

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the Grantee breaches any confidentiality obligations the Grantee has to the Company or an Affiliate, the Grantee fails to comply with the policies and procedures of the Company or its Affiliates for protecting confidential information, the Grantee uses confidential information of the Company or its Affiliates for his own benefit or gain, or the Grantee discloses or otherwise misuses confidential information or materials of the Company or its Affiliates (except as required by applicable law); then

•    this Award shall terminate and be cancelled effective as of the date on which the Grantee entered into such activity, unless terminated or cancelled sooner by operation of another term or condition of this Agreement, the 2013 EIP or the LTI Plan;
•    any Shares or RSU Shares acquired and held by the Grantee pursuant to the Award during the Applicable Period (as defined below) may be repurchased by the Company at a purchase price of $0.01 per share; and
•    any after-tax proceeds realized by the Grantee from the sale of Shares or RSU Shares acquired through the Award during the Applicable Period shall be paid by the Grantee to the Company.
(b)    The term “Applicable Period” shall mean the period commencing on the later of the date of this Agreement or the date which is one (1) year prior to the Grantee’s termination of employment with the Company or any Affiliate and ending on the Covenant Termination Date.

(c)    The term “Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in, any entity that engages in, the manufacture, sale or distribution of mattresses or pillows or other bedding products or other products competitive with the Company’s products. Competitive Enterprise shall include, but not be limited to, the entities set forth on Appendix B hereto, which may be amended by the Company from time to time upon notice to the Grantee. At any time the Grantee may request in writing that the Company make a determination whether a particular enterprise is a Competitive Enterprise. Such determination will be made within fourteen (14) days after the receipt of sufficient information from the Grantee about the enterprise, and the determination will be valid for a period of ninety (90) days commencing on the date of determination.
o    The term “Significant Retailer” means those retailers identified in Appendix B under the heading “RETAILERS.” The Grantee acknowledges that the Significant Retailers may now or in the future compete directly or indirectly with the Company, and that, whether or not a Significant Retailer competes directly with the Company, the Grantee because of his knowledge of the industry and his knowledge of confidential information about the Company’s commercial relationships with many large retailers, including one or more of the Significant Retailers, could damage the Company’s competitive position and business if the Grantee worked with a Significant Retailer in any of the capacities described above.
13.    Right of Set Off. By executing this Agreement, the Grantee consents to a deduction from any amounts the Company or any Affiliate owes the Grantee from time to time, to the extent of the amounts the Grantee owes the Company under Section 12 above, provided that this set-off right may not be applied against wages, salary or other amounts payable to the Grantee to the extent that the exercise of such set-off right would violate any applicable law. If the Company does not recover by means of set-off the full amount the Grantee owes the Company, calculated as set forth above, the Grantee agrees to pay immediately the unpaid balance to the Company upon the Company’s demand.
14.     Nature of Remedies.
(a)    The remedies set forth in Sections 12 and 13 above are in addition to any remedies available to the Company and its Affiliates in any non-competition, employment, confidentiality or other agreement, and all such rights are cumulative. The exercise of any rights hereunder or under any such other agreement shall not constitute an election of remedies.
(b)    The Company shall be entitled to place a legend on any certificate evidencing any Shares acquired upon vesting of this Award referring to the repurchase right set forth in Section 12(a) above. The Company shall also be entitled to issue stop transfer instructions to the Company’s stock transfer agent in the event the Company believes that any event referred to in Section 12(a) has occurred or is reasonably likely to occur.
15.     Clawback Policy. The Recipient acknowledges receipt of a copy of the Company’s Clawback Policy, and acknowledges and agrees that all shares of stock issued under this Agreement will be subject to the Clawback Policy or any amended version thereof and any other clawback policy adopted by the Board of Directors of the Company, in each case to the extent the Clawback Policy or any other clawback policy applies by its terms to the Recipient. By accepting this Award, the Recipient agrees that he is obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to clawback pursuant to the Clawback Policy or any such other clawback policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under the Plan from the Recipient’s accounts, or pending or future compensation or Awards.

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In Witness Whereof, the parties have executed this 2017 Performance Restricted Stock Unit Award Agreement as a sealed instrument as of the date first above written.
TEMPUR SEALY INTERNATIONAL, INC.

By:    /s/ Carmen Dabiero
Name: Carmen Dabiero
Title: Senior Vice President, Human Resources

GRANTEE

/s/ H. Clifford Buster, III
Grantee signature
H. Clifford Buster, III
Name of Grantee

[Signature Page to 2017 Performance Restricted Stock Unit Award Agreement]

Appendix A to Restricted Stock Unit Award Agreement (the “Agreement”)
2017 PRSU
PERFORMANCE METRICS FOR THE AWARD
DETERMINATION OF FINAL AWARDS

          A. Performance Periods. The Performance Periods are as follows:

•   any four consecutive fiscal quarters ending between (and including) March 31, 2018 and December 31, 2019 (the “First Designated Period”); and
•   any four consecutive fiscal quarters ending between (and including) March 31, 2020 and December 31, 2020 (the “Second Designated Period”, and together with the First Designated Period, the “Designated Periods”). Any such four consecutive fiscal quarter period is sometimes referred to as a “Four Quarter Period”.

Performance Metrics. Subject to Section 4 of the Agreement, all or part of the Target Shares shall vest based on the highest Adjusted EBITDA during any Four Quarter Period during the First Designated Period or Second Designated Period as described below. The Adjusted EBITDA must equal or exceed $600 million for a Four Quarter Period for any Target Shares to vest (referred to as the “Minimum Performance Metrics”).
First Designated Period. If the Company’s highest Adjusted EBITDA in any Four Quarter Period during the First Designated Period is: less than $600 million, then no PRSUs would vest, but a portion may vest based on the Company’s performance in the Second Designated Period as described below; equal to $600 million then 66% of the PRSUs will be vested and the right to earn the rest based on performance will terminate (but the rest may be converted into RSUs upon a Change of Control as provided in Section 5 of the Agreement); equal to or greater than $650 million then all of the PRSUs will be vested; and between $600 million and $650 million then a prorated portion will be vested and the right to earn the rest based on performance will terminate, but the rest may be converted into RSUs upon a Change of Control as provided in Section 5 of the Agreement.
Second Designated Period. If any PRSUs vest as provided above as a result of the Company’s performance with respect to the First Designated Period, then the right to earn all the PRSUs that weren’t earned in the First Designated Period will terminate and the Second

Designated Period will no longer be relevant (but these unvested RSUs may be converted into RSUs upon a Change of Control during the Second Designated Period as provided in Section 5 of the Agreement). However, if no PRSUs vested pursuant to the prior paragraph then 50% of the total PRSUs subject to the Agreement will no longer be subject to vesting based on performance (subject to conversion into RSUs as described above in the event of a Change of Control) and the remaining 50% of the PRSUs will remain available for vesting based on the Company’s performance in the Second Designated Period (with such PRSUs carried over and available referred to as the “Second Period PRSUs”). If the Company’s highest Adjusted EBITDA in any Four Quarter Period during the Second Designated Period is: less than $600 million, then no PRSUs would vest; equal to $600 million then 66% of the Second Period PRSUs (or 33% of the original Target Shares) will be vested and the rest will be forfeited; equal to or greater than $650 million then 100% of the Second Period PRSUs (or 50% of the original Target Shares) will be vested; and between $600 million and $650 million then a prorated portion will be vested and the rest will be forfeited.

B. Definitions and Method of Calculating Performance Metrics. The Final Award for the applicable Designated Period shall be determined pursuant to the following provisions and rules:
As used in this Appendix A:
“Adjusted EBITDA” means, for the Designated Period, the Company’s “Consolidated EBITDA” for such period determined in accordance with the New Credit Facility.
“New Credit Facility” means the Credit Agreement, dated as of April 6, 2016, among the Company, certain of its subsidiaries and the lenders named therein, as in effect on the Grant Date.
Method of Calculation. Adjusted EBITDA shall be determined by the Committee based on the definitions set forth above and in accordance with U.S. generally accepted accounting principles (“GAAP”)(to the extent relevant) and derived from the Company’s consolidated audited financial statements for the relevant fiscal year or period or for interim periods, consolidated unaudited financial statements included in the Company’s SEC filings, and in each case subject to adjustment as set forth in this Section B. However, GAAP for this purpose will be determined using the same definition of GAAP as in effect from time (including exclusions) used for the New Credit Facility (or any successor credit facility).

(iii)     Mandatory Adjustments:  The Compensation Committee shall be required to make adjustments to eliminate the impact of the following items (whether or not they are adjustments from Consolidated EBITDA under the New Credit Facility):

•	the effects of divestitures of businesses, or asset dispositions outside the ordinary course of business (in each case including related restructuring costs);

•	labor union actions, and costs outside the ordinary course of business associated with multiemployer pension plans;

•	costs associated with the financing, refinancing or prepayment of debt, or recapitalization or similar event affecting the capital structure of the Company; or

•
a separation, spin off, reorganization, liquidation, or similar corporate restructuring event affecting the Company or any of its subsidiaries and disclosed in the Company’s filings with the Securities and Exchange Commission.

However, in connection with any acquisitions of businesses the Adjusted EBITDA targets for the applicable Designated Periods will be increased (but in no event decreased) by the forecasted Adjusted EBITDA for the acquired business. The Adjusted EBITDA adjustment will be in the same amount as the Adjusted EBITDA included in the most recent management “base case” projections on a standalone basis (that is, with no synergies) presented by the Company’s management to the Board of Directors (the “Board”) for its review and approval of the acquisition prior to signing the definitive agreement for the acquisition (the “Reviewed Forecast”). In addition Adjusted EBITDA will not include any restructuring or integration costs associated with the acquisition.
In addition, in connection with any joint ventures, (i) to address the impact from changes resulting from changes in accounting for joint ventures (for example, consolidating a joint venture that was not previously consolidated) and changes in the level of ownership of an existing joint venture, the Adjusted EBITDA targets for the applicable Designated Periods will be increased (but in no event decreased) by the forecasted Adjusted EBITDA resulting from the changes in accounting and changes in level of ownership set forth in a forecast prepared by management and reviewed and approved by the Audit Committee of the Board.
In addition, in connection with any sales to or other acquisitions of assets by joint ventures from the Company or its subsidiaries the Adjusted EBITDA targets for the applicable Designated Periods will be increased (but in no event decreased).

The Adjusted EBITDA adjustment will be in the same amount as the increase in Adjusted EBITDA resulting from such transaction as set forth in the most recent management “base case” projections on a standalone basis (that is, with no synergies) presented by the Company’s management to the Board for its review and approval of the transaction prior to signing the definitive agreement for the transaction. In addition Adjusted EBITDA will not include any restructuring or integration costs associated with the transaction.
In addition, acquisitions by joint ventures from third parties and sales of assets by             joint ventures to third parties or the Company and its subsidiaries will be                 addressed as provided in the first two paragraphs of this subparagraph B(iii).

This subsection B(iii) is not intended to constitute positive discretion and does             not constitute positive discretion with respect to the determination of Adjusted             EBITDA.

Appendix B
Competitive Enterprises For the Company and its Affiliates

Ace
AH Beard
Auping
Ashley Sleep Aviya Bedshed Better Bed Bohus Botafogo
Boyd Bruno
Carpe Diem
Carpenter
Carolina Mattress
Casper
Cauval Group
Chaide & Chaide
Classic Sleep Products Coin Colunex Copel
Comforpedic Comfort Group
Comfort Solutions
COFEL group Correct
De Rucci
Diamona
Doremo Octaspring
Dorelan Dreams Drommeland
Dunlopillo
Duxiana
Eastborne El Corte Ingles
Eminflex
Englander Eve Falafella

Flex Group of Companies
Foamex Forty Winks Furniture Villge
France Bed
Future Foam
Harrisons Harvey Norman Group
Hastens Helix Sleep
Hilding Anders Group Hyundai Retail Group
Hypnos
IBC Jysk Group
KayMed
King Koil
Kingsdown Koala
Lady Americana
Land and Sky Leesa Sleep
Leggett & Platt
Lo Monaco Lotte Retail Group
Luna Lutz Group
Magniflex
Metzler
Myers Nature’s Sleep (GhostBed)
Optimo
Ortobom Per Dormire Purple, Inc.
Natura
Natures Rest
Park Place
Permaflex
Pikolin Group
Recticel Group
Relyon
Restonic
Reverie
Rosen
Rowe
Saatva

Sapsa Bedding
Select Comfort
Serta and any direct or indirect parent company
Silentnight Simba
Simmons Company/Beautyrest and any direct or indirect parent company Sinomax Sleep Innovations
Sleepmaker
Spring Air Steinhoff
Sterling
Stobel
Swiss Comfort
Swiss Sense Tediber
Therapedic
Tuft and Needle Whisper

RETAILERS

Ashley
Innovative Mattress Solutions
Mattress Firm/Steinhoff
Sleepy’s
Wayfair